Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact

Jim Zeumer

(248) 433-4502

jim.zeumer@pultegroup.com

PULTEGROUP REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

•	Homebuilding Revenues Increase 7% to $1.1 Billion as Closings Climb 9% to 4,198 Homes

•	Adjusted Home Sale Gross Margin of 18.5%; Up from 16.7% in Prior Year and 17.2% in Second Quarter 2011

•	Reported Net Loss of $129 Million Includes a $241 Million Goodwill Impairment Charge Partially Offset by a $73 Million Tax Benefit

•	Homebuilding SG&A Drops to 10.6% of Home Sale Revenues

•	Net New Orders of 3,564 Homes, Flat with Prior Year on 4% Fewer Communities

•	Quarter-end Backlog of 5,143 Homes Valued at $1.4 Billion

•	Cash Balance at Quarter End of $1.3 Billion

Bloomfield Hills, MI, October 27, 2011 – PulteGroup, Inc. (NYSE: PHM) announced today financial results for its third quarter ended September 30, 2011. For the quarter, the Company reported a net loss of $129 million, or $0.34 per share, inclusive of a goodwill impairment charge of $241 million, or $0.63 per share, and land related charges of $4 million, or $0.01 per share, partially offset by a $73 million, or $0.19 per share, tax benefit recorded in the quarter.

The reported prior year third quarter net loss of $995 million, or $2.63 per share, included $986 million, or $2.60 per share, in charges for goodwill impairment, insurance reserve adjustments and land-related charges, partially offset by a $29 million, or $0.08 per share, tax benefit recorded in the quarter.

“I am pleased to report that PulteGroup’s operations, excluding any impact from the goodwill impairment or tax gain in the quarter, returned to profitability for this quarter despite a housing demand environment that remains at historically low levels,” said Richard J. Dugas, Jr., PulteGroup Chairman, President and Chief Executive Officer. “Our results were achieved through a combination of higher closings, improved margins and reduced SG&A expenditures. I am particularly pleased with the progress we continue to make in improving our homebuilding gross margin, along with the tangible results from our efforts to reduce the Company’s cost structure and to more effectively allocate capital to projects that generate improved financial returns. PulteGroup’s Q3 results demonstrate further success in our efforts to better position our homebuilding operations for long-term profitability.”

Third Quarter Results

Revenues from home sales (settlements) totaled $1.1 billion, an increase of 7% from prior year revenue of $1.0 billion. Higher revenues in the quarter were driven by a 9% increase in unit closing volumes to 4,198 homes, partially offset by a 1% decrease in the Company’s average selling price to $262,000.

Third quarter cost of sales related to home sales totaled approximately $948 million, which included $1 million of land-related charges, compared with $953 million in the prior year, which included $57 million of land-related charges. Excluding land-related charges, interest expense and merger-related costs, adjusted home sale gross margin for the third quarter 2011 was 18.5%. This represents an increase of 180 basis points over the prior year and a sequential increase of 130 basis points from the second quarter 2011.

Homebuilding selling, general and administrative (SG&A) expense for the quarter was $117 million, or 10.6% of home sale revenues, compared with $145 million, or 14.1%, in the prior year excluding an insurance reserve adjustment taken in the period. Lower SG&A expense in the quarter reflects actions taken by the Company in prior periods to consolidate operations and reduce related overhead expenditures.

PulteGroup recorded a non-cash, goodwill impairment charge of $241 million, or $0.63 per share in the third quarter. “During the quarter, the Company was required to assess the carrying value of its goodwill due to the decrease in the Company’s stock price and associated market capitalization during the third quarter,” said Robert O’Shaughnessy, Executive Vice President and Chief Financial Officer. “Based on the results of this assessment, which takes into account the decrease in the Company’s market capitalization, it was determined that an impairment charge for all of the remaining goodwill was necessary.”

Net new home orders for the third quarter were 3,564 homes, flat with the prior year. PulteGroup’s quarter-end backlog was 5,143 homes valued at $1.4 billion, compared with prior year backlog of 5,345 homes valued at $1.4 billion.

The Company’s financial services operations reported third quarter pretax income of $9 million, compared with prior year pretax income of $3 million. Mortgage capture rate for the quarter was 78%, which was unchanged from the comparable quarter last year.

The Company ended the third quarter with a cash balance of $1.3 billion, including restricted cash.

Nine Month Results

For the nine months ended September 30, 2011, PulteGroup reported a net loss of $224 million, or $0.59 per share, inclusive of $271 million, or $0.71 per share, of goodwill impairment, land and mortgage charges, partially offset by $77 million, or $0.20 per share, of tax benefits. For the comparable prior year period, the Company reported a net loss of $931 million, or $2.46 per share, inclusive of $1.1 billion, or $2.80 per share, of goodwill impairment, insurance, land and mortgage charges, partially offset by tax benefits of $113 million, or $0.30 per share.

Revenues from home sales for the period were $2.8 billion, compared with prior year revenues of $3.3 billion. Lower revenues for the period were driven by a 14% decrease in the number of homes closed combined with a 1% decrease in average selling price to $254,000. The year-over-year decrease in closings reflects the pull ahead of demand created by the 2010 tax credit and a lower community count.

A conference call discussing PulteGroup’s third quarter 2011 results is scheduled for Thursday, October 27, 2011, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup’s corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the impact of any changes to our strategy in responding to continuing adverse conditions in the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with PulteGroup’s businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup’s local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup’s expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Bloomfield Hills, Mich., is one of America’s largest home building companies with operations in approximately 60 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes and Del Webb, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide home buyers with innovative solutions and new homes designed for the way people actually live today. As the most awarded home builder in customer satisfaction, PulteGroup brands have consistently ranked among top home builders in third-party customer satisfaction studies.

For more information about PulteGroup, Inc. and PulteGroup brands, see www.pultegroup.com; www.pulte.com; www.centex.com; www.delwebb.com

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PulteGroup, Inc.

Consolidated Results of Operations

($000’s omitted, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Homebuilding
Home sale revenues	$1,101,368	$1,024,847	$2,783,602	$3,264,643
Land sale revenues	12,659	5,908	19,023	25,639

	1,114,027	1,030,755	2,802,625	3,290,282
Financial Services	27,904	27,009	71,720	93,738

Total revenues	1,141,931	1,057,764	2,874,345	3,384,020

Homebuilding Cost of Revenues:
Home sale cost of revenues	947,817	952,788	2,422,525	2,907,339
Land sale cost of revenues	(2,935)	4,849	1,782	16,410

	944,882	957,637	2,424,307	2,923,749
Financial Services expenses	19,249	23,450	78,775	93,333
Selling, general, and administrative expenses	121,610	425,643	402,436	744,364
Other expense (income), net	259,187	672,979	274,765	673,772
Interest income	(1,122)	(2,601)	(3,704)	(7,672)
Interest expense	322	789	990	2,289
Equity in (earnings) loss of unconsolidated entities	303	3,704	(1,999)	(1,744)

Income (loss) before income taxes	(202,500)	(1,023,837)	(301,225)	(1,044,071)
Income tax expense (benefit)	(73,202)	(28,721)	(77,016)	(112,770)

Net income (loss)	$(129,298)	$(995,116)	$(224,209)	$(931,301)

Per share data:
Net income (loss):
Basic	$(0.34)	$(2.63)	$(0.59)	$(2.46)

Diluted	$(0.34)	$(2.63)	$(0.59)	$(2.46)

Cash dividends declared	$—	$—	$—	$—

Number of shares used in calculation:
Basic	380,025	378,842	379,785	378,406

Diluted	380,025	378,842	379,785	378,406

PulteGroup, Inc.

Condensed Consolidated Balance Sheets

($000’s omitted)

(Unaudited)

	September 30, 2011	December 31, 2010
ASSETS

Cash and equivalents	$1,142,513	$1,470,625
Restricted cash	113,296	24,601
Unfunded settlements	16,529	12,765
House and land inventory	4,889,668	4,781,813
Land held for sale	134,563	71,055
Land, not owned, under option agreements	25,422	50,781
Residential mortgage loans available-for-sale	173,956	176,164
Investments in unconsolidated entities	37,184	46,313
Goodwill	—	240,541
Intangible assets, net	165,623	175,448
Other assets	450,522	567,963
Income taxes receivable	79,378	81,307

	$7,228,654	$7,699,376

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts payable	$224,956	$226,466
Customer deposits	78,435	51,727
Accrued and other liabilities	1,445,305	1,599,940
Income tax liabilities	221,128	294,408
Senior notes	3,335,363	3,391,668

Total liabilities	5,305,187	5,564,209

Shareholders’ equity	1,923,467	2,135,167

	$7,228,654	$7,699,376

PulteGroup, Inc.

Consolidating Statements of Cash Flows

($000’s omitted)

(Unaudited)

	For The Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$(224,209)	$(931,301)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Write-down of land and deposits and pre-acquisition costs	11,419	92,549
Goodwill impairments	240,541	656,298
Amortization and depreciation	24,629	34,930
Stock-based compensation expense	14,444	27,480
Equity in (earnings) loss of unconsolidated entities	(1,999)	(1,744)
Distributions of earnings from unconsolidated entities	5,042	3,531
Loss on debt repurchases	3,537	—
Other, net	2,741	5,659
Increase (decrease) in cash due to:
Restricted cash	690	(586)
Inventories	(174,231)	(65,622)
Residential mortgage loans available-for-sale	2,182	13,409
Income taxes receivable	1,929	818,003
Other assets	102,509	78,618
Accounts payable, accrued and other liabilities	(99,674)	109,971
Income tax liabilities	(73,280)	(42,609)

Net cash provided by (used in) operating activities	(163,730)	798,586

Cash flows from investing activities:
Distributions from unconsolidated entities	4,388	3,893
Investments in unconsolidated entities	(3,749)	(22,666)
Net change in loans held for investment	449	9,898
Change in restricted cash related to letters of credit	(89,385)	—
Proceeds from the sale of fixed assets	9,449	1,240
Capital expenditures	(15,162)	(11,647)

Net cash provided by (used in) investing activities	(94,010)	(19,282)

Cash flows from financing activities:
Net repayments (borrowings) under Financial Services credit arrangements	—	(18,394)
Repayments of other borrowings	(68,351)	(1,415)
Issuance of common stock	—	8,668
Stock repurchases	(2,021)	(3,115)

Net cash provided by (used in) financing activities	(70,372)	(14,256)

Net increase (decrease) in cash and equivalents	(328,112)	765,048
Cash and equivalents at beginning of period	1,470,625	1,858,234

Cash and equivalents at end of period	$1,142,513	$2,623,282

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$(29,457)	$(12,871)

Income taxes paid (refunded), net	$(5,665)	$(884,602)

PulteGroup, Inc.

Segment Data

($000’s omitted)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
HOMEBUILDING:
Home sale revenues	$1,101,368	$1,024,847	$2,783,602	$3,264,643
Land sale revenues	12,659	5,908	19,023	25,639

Total Homebuilding revenues	1,114,027	1,030,755	2,802,625	3,290,282
Home sale cost of revenues	(947,817)	(952,788)	(2,422,525)	(2,907,339)
Land sale cost of revenues	2,935	(4,849)	(1,782)	(16,410)
Selling, general, and administrative expenses	(117,110)	(416,780)	(385,144)	(714,846)
Equity in earnings (loss) of unconsolidated entities	(331)	(3,608)	1,931	1,799
Other income (expense), net	(259,187)	(672,979)	(271,228)	(673,772)

Income (loss) before income taxes	$(207,483)	$(1,020,249)	$(276,123)	$(1,020,286)

FINANCIAL SERVICES:
Income (loss) before income taxes	$8,683	$3,463	$(6,987)	$350

OTHER NON-OPERATING:
Net interest income	$800	$1,812	$2,714	$5,383
Selling, general, and administrative expenses	(4,500)	(8,863)	(17,292)	(29,518)
Other income (expense), net	—	—	(3,537)	—

Income (loss) before income taxes	$(3,700)	$(7,051)	$(18,115)	$(24,135)

PulteGroup, Inc.

Segment Data, continued

($000’s omitted)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Home sale revenues	$1,101,368	$1,024,847	$2,783,602	$3,264,643

Unit settlements:
East	1,259	1,106	3,263	3,823
Gulf Coast	1,584	1,324	4,160	4,341
West	1,355	1,435	3,549	4,526

	4,198	3,865	10,972	12,690

Average selling price	$262	$265	$254	$257

Net new orders: (a)
East	1,015	1,048	3,486	3,442
Gulf Coast	1,254	1,297	4,525	4,157
West	1,295	1,221	4,120	4,505

	3,564	3,566	12,131	12,104

Net new orders—dollars (a)(b)	$916,552	$894,126	$3,125,675	$3,133,036

	As of September 30,
	2011	2010
Unit backlog:
East	1,510	1,687
Gulf Coast	1,834	1,897
West	1,799	1,761

	5,143	5,345

Dollars in backlog	$1,398,636	$1,445,817

(a)	During the first quarter of 2010, we revised our criteria for recognizing new orders to include the additional requirement of customer preliminary loan approval. This change resulted in a reduction of approximately 450 units and $110.0 million in our reported net new orders and backlog in the first quarter of 2010. We reversed this methodology in the fourth quarter of 2010 as the revised process was not providing a significant benefit for either our operations or our customers.
(b)	Net new order dollars represent a composite of new order dollars combined with other movements of the dollars in backlog related to cancellations and change orders.

PulteGroup, Inc.

Segment Data, continued

($000’s omitted)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
MORTGAGE ORIGINATIONS:
Origination volume	2,585	2,385	6,667	7,953

Origination principal	$549,859	$508,528	$1,363,752	$1,673,601

Capture rate percentage	78%	78%	77%	77%

Supplemental Information

($000’s omitted)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Interest in inventory, beginning of period	$358,806	$310,622	$323,379	$239,365
Interest capitalized	55,230	67,794	167,367	203,979
Interest expensed	(48,693)	(48,501)	(125,403)	(113,429)

Interest in inventory, end of period	$365,343	$329,915	$365,343	$329,915

Interest incurred	$55,230	$68,740	$167,367	$205,473

PulteGroup, Inc.

Reconciliation of Non-GAAP Financial Measures

This report contains information about our home sale gross margins and Homebuilding selling, general, and administrative expenses (“SG&A”) reflecting certain adjustments. These measures are considered non-GAAP financial measures under the SEC’s rules and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures as measures of our operating performance. Management and our local divisions use these measures in evaluating the operating performance of each community and in making strategic decisions regarding sales pricing, construction and development pace, product mix, and other daily operating decisions. We believe they are relevant and useful measures to investors for evaluating our performance through (1) gross profit generated on homes delivered during a given period and (2) the efficiency of our overhead cost structure and for comparing our operating performance to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate gross margins and Homebuilding SG&A and any adjustments thereto before comparing our measures to that of such other companies.

The following tables set forth reconciliations of these non-GAAP financial measures to the GAAP financial measures that management believes to be most directly comparable ($000’s omitted):

Home Sale Gross Margin

	Three Months Ended
	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
Home sale revenues	$1,101,368	$899,763	$782,471	$1,155,169	$1,024,847
Home sale cost of revenues	(947,817)	(789,678)	(685,030)	(1,099,046)	(952,788)

Home sale gross margin	153,551	110,085	97,441	56,123	72,059
Add:
Impairments (a)	526	2,046	41	67,880	49,838
Capitalized interest amortization (a)	48,693	41,894	34,816	67,489	48,501
Merger-related costs (b)	591	366	280	282	893

Adjusted home sale gross margin	$203,361	$154,391	$132,578	$191,774	$171,291

Home sale gross margin as a percentage of home sale revenues	13.9%	12.2%	12.5%	4.9%	7.0%

Home sale gross margin before interest expense as a percentage of home sale revenues	18.4%	16.9%	16.9%	10.7%	11.8%

Adjusted home sale gross margin as a percentage of home sale revenues	18.5%	17.2%	16.9%	16.6%	16.7%

(a)	Write-offs of capitalized interest related to impairments are reflected in capitalized interest amortization.
(b)	Home sale gross margin was adversely impacted by the amortization of a fair value adjustment to homes under construction inventory acquired with the Centex merger. This fair value adjustment is being amortized as an increase to cost of sales over the related home closings.

PulteGroup, Inc.

Reconciliation of Non-GAAP Financial Measures

($000’s omitted)

Homebuilding SG&A

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Home sale revenues	$1,101,368	$1,024,847	$2,783,602	$3,264,643

Homebuilding SG&A	117,110	416,780	385,144	714,846
Less: Insurance reserve adjustments (a)	—	(272,211)	—	(291,803)

Homebuilding SG&A excluding insurance reserve adjustments	$117,110	$144,569	$385,144	$423,043

Homebuilding SG&A as a percentage of home sale revenues	10.6%	40.7%	13.8%	21.9%

Homebuilding SG&A excluding insurance reserve adjustments as a percentage of home sale revenues	10.6%	14.1%	13.8%	13.0%

(a)	Adjustments to recorded insurance reserves, primarily related to general liability exposures.